EXHIBIT 99.1

Frozen Food Express Industries, Inc. Announces First Quarter 2012 Financial Results

Results Show Improved Year-Over-Year Performance; On Track with Strategic Initiatives

DALLAS, May 1, 2012 (GLOBE NEWSWIRE) -- Frozen Food Express Industries, Inc. (NASDAQ: FFEX) today announced its financial and operating results for the quarter ended March 31, 2012. Highlights for the quarter include:

• Total operating revenue decreased 4.5% to $87.9 million in the first quarter of 2012 compared to $92.1 million in the same period of 2011.

• Total operating expenses decreased 7.7% to $93.1 million in the first quarter of 2012 compared to $100.9 million in the same period of 2011.

• Total operating revenue, net of fuel surcharges, decreased 4.5% to $70.1 million, compared to $73.4 million during the first quarter of 2011.

• Net loss decreased to $5.6 million during the first quarter of 2012, compared to a $7.9 million loss in the same period of 2011.

• Net loss per share of diluted common stock was ($0.32) in the first quarter of 2012 compared to ($0.45) in the same period of 2011.

For the three months ended March 31, 2012, total operating revenue decreased 4.5%, or $4.2 million, to $87.9 million compared to $92.1 million in the same period of 2011. Total operating revenue, excluding fuel surcharges, decreased 4.5% to $70.1 million from $73.4 million during the same period a year ago. Net loss for the three months ended March 31, 2012 was $5.6 million, an improvement of 28.8% compared to a net loss of $7.9 million in the same period of 2011. In the first three months of 2012, on a per share basis, the net loss equated to ($0.32) per diluted share compared to ($0.45) per diluted share in the same period 2011.

Revenue (in $ millions) from:	Q1-12	Q1-11	% Change
Total Truckload	34.8	45.1	(22.9)%
Less-than-truckload (“LTL”)	28.3	26.2	8.0%
Brokerage, Logistics and Equipment Rental	7.0	2.1	238.7%
Operating Revenue (Excluding Fuel Surcharges)	70.1	73.4	(4.5)%
Fuel Surcharges	17.8	18.7	(4.8)%
Total Operating Revenue	87.9	92.1	(4.5)%

 “Excluding revenue from dry freight services, our revenue showed a solid 4.3% improvement from the same period last year,” said Russell Stubbs, the Company's President and Chief Executive Officer.  “While year-over-year comparisons in our truckload services are made difficult by our decision to exit the dry van services last year, revenue per truckload mile increased 7.8% during the first quarter of 2012, and we expect to realize favorable rate increases for the balance of the year.  Both pricing and demand for our LTL services continued to improve during the first quarter when compared to the same period last year.  As a result, our LTL revenue increased 8.0% during the quarter. This marks the strongest first quarter performance in our LTL business in three years, and we anticipate continued improvement throughout the remainder of the year.”

During the first quarter of 2012, total operating expenses decreased $7.7 million, or 7.7% to $93.1 million compared to $100.9 million during the first quarter of 2011.  Despite a 9.6% increase in fuel prices during the first quarter of 2012, fuel costs decreased $3.5 million and represented half of the year-over-year cost savings.  The reduction in fuel costs was related to fewer trucks in service, as well as increased fuel economy from a younger fleet.  Excluding the effects of fuel, the decrease in operating costs was primarily driven by decreases in claims and insurance and a gain on the sale of property and equipment.

The Company expects that quarterly results will continue to improve throughout the year.   In addition, capital expenditures are expected to range from approximately $3 million to $5 million, net of proceeds from disposition, and cash flows are expected to remain positive throughout the balance of fiscal 2012.

“While we still have progress to make, during the first quarter we began to see the positive effects of our strategic plan.  We achieved cost savings from our younger and more fuel efficient fleet. We improved yields and grew volumes in our temperature control services.  Additionally, we saw the first meaningful revenue contribution from our recently introduced water transportation services.  Overall, the first quarter marked a solid start to 2012 and was consistent with our plan to restore profitably during this year,” Mr. Stubbs concluded.

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics and dedicated services to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com. To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm. The Company's common stock is traded on the NASDAQ Global Select market under the symbol FFEX.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change. Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the Company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission. Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The Company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited and in thousands, except per-share amounts)
Assets	March 31, 2012	December 31, 2011
Current assets
Cash and cash equivalents	$1,478	$1,048
Accounts receivable, net	40,422	43,450
Tires on equipment in use, net	5,780	5,968
Equipment held for sale	-	3,437
Other current assets	4,997	7,868
Total current assets	52,677	61,771

Property and equipment, net	53,759	57,757
Deferred income taxes	1,009	1,009
Other assets	6,023	5,867
Total assets	$113,468	$126,404

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$20,564	$30,339
Insurance and claims accruals	9,325	10,667
Accrued payroll and deferred compensation	4,195	4,047
Accrued liabilities	1,006	1,251
Current maturities of notes payable and capital lease obligations	1,993	1,936
Deferred income taxes	690	690
Total current liabilities	37,773	48,930

Borrowings under credit facility	24,241	19,888
Long-term notes payable and capital lease obligations	8,409	8,901
Insurance and claims accruals	5,715	5,783
Total liabilities	76,138	83,502

Shareholders' equity
Common stock, $1.50 par value per share; 75,000 shares
authorized; 18,572 shares issued	27,858	27,858
Additional paid-in capital	463	427
Accumulated other comprehensive loss	(67)	(67)
Retained earnings	15,923	21,572
Total common shareholders’ equity	44,177	49,790
Treasury stock (972 and 980 shares), at cost	(6,847)	(6,888)
Total shareholders' equity	37,330	42,902
Total liabilities and shareholders’ equity	$113,468	$126,404

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
 (Unaudited and in thousands, except per-share amounts)

	Three Months Ended March 31,
	2012	2011
Total operating revenue	$87,935	$92,107
Operating expenses
Salaries, wages and related expenses	29,225	29,460
Purchased transportation	15,833	16,216
Fuel	19,017	22,467
Supplies and maintenance	12,404	12,622
Revenue equipment rent	10,212	8,604
Depreciation	3,059	4,496
Communications and utilities	933	1,299
Claims and insurance	1,905	3,309
Operating taxes and licenses	1,087	1,035
(Gain) loss on sale of property and equipment	(1,760)	1
Miscellaneous	1,233	1,380
Total operating expenses	93,148	100,889
Loss from operations	(5,213)	(8,782)

Interest and other (income) expense
Interest income	-	(2)
Interest expense	371	96
Equity in earnings of limited partnership	(235)	(99)
Life insurance and other	242	100
Total interest and other (income) expense	378	95
Loss before income taxes	(5,591)	(8,877)
Income tax expense (benefit)	58	(940)
Net loss	$(5,649)	$(7,937)

Net loss per share of common stock
Basic	$(0.32)	$(0.45)
Diluted	$(0.32)	$(0.45)
Weighted average shares outstanding
Basic	17,727	17,446
Diluted	17,727	17,446
Dividends declared per common share	$-	$-

The following table summarizes and compares the significant components of revenue and presents our operating ratio and revenue per truck per week for each of the three-month periods ended March 31:

Revenue from: (a)	2012	2011
Temperature-controlled services	$24,502	$29,416
Dry-freight services	5,445	11,420
Total truckload linehaul services	29,947	40,836
Dedicated services	4,836	4,305
Total truckload	34,783	45,141
Less-than-truckload linehaul services	28,306	26,201
Fuel surcharges	17,794	18,683
Brokerage and logistics services	6,116	1,138
Equipment rental	936	944
Total operating revenue	87,935	92,107

Operating expenses	93,148	100,889
Loss from operations	$(5,213)	$(8,782)
Operating ratio (b)	105.9%	109.5%

Total truckload revenue	$34,783	$45,141
Less-than-truckload linehaul revenue	28,306	26,201
Total linehaul and dedicated services revenue	$63,089	$71,342

Weekly average trucks in service	1,482	1,774
Revenue per truck per week (c)	$3,275	$3,128

Computational notes:
(a)	Revenue and expense amounts are stated in thousands of dollars.
(b)	Operating expenses divided by total revenue.
(c)	Average daily revenue, times seven, divided by weekly average trucks in service.

             The following table summarizes and compares selected statistical data relating to our freight operations for each of the three-month periods ended March 31:

Truckload	2012	2011
Total linehaul miles (a)	20,550	29,891
Loaded miles (a)	18,156	26,636
Empty mile ratio (b)	11.6%	10.9%
Linehaul revenue per total mile (c)	$1.46	$1.37
Linehaul revenue per loaded mile (d)	$1.65	$1.53
Linehaul shipments (a)	19.6	29.2
Loaded miles per shipment (e)	929	912
Less-than-truckload
Hundredweight (a)	2,004	1,934
Shipments (a)	67.1	61.0
Linehaul revenue per hundredweight (f)	$14.13	$13.55
Linehaul revenue per shipment (g)	$422	$430
Average weight per shipment (h)	2,986	3,172

Computational notes:
(a)	Amounts are stated in thousands.
(b)	Total truckload linehaul miles less truckload loaded miles, divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by truckload total linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of shipments.

The following table summarizes and compares the makeup of our fleet between company-provided tractors and tractors provided by owner-operators as of March 31:

	2012	2011
Total company tractors available	1,312	1,529
Total owner-operator tractors available	250	294
Total tractors available	1,562	1,823
Total trailers available	3,118	3,367

CONTACT: Frozen Food Express Industries, Inc.

         Russell Stubbs, President and CEO
         John Hickerson, EVP and COO
         John McManama, SVP and CFO
         (214) 630-8090
         Dave Mossberg, Investor Relations
         Three Part Advisors, LLC
         (817) 310-0051